ITEM 77L Change in Accounting Principles and Practices

As required, effective January 1, 2001, the Trust has adopted the provisions of the AICPA Audit and Accounting Guide for Investment Companies and began amortizing and accreting all premiums and discounts on debt securities as required for adherence to generally accepted accounting principles. The financial statements and notes to financial statements have been adjusted accordingly for SouthTrust Alabama Tax-Free Income Fund, SouthTrust Income Fund and SouthTrust Bond Fund, which were materially impacted by this change.